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                                                                    EXHIBIT 12.1

                       RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

                                                                FISCAL YEAR ENDED
                            -----------------------------------------------------------------------------------------
                            DECEMBER 29, 2000  DECEMBER 28, 2001  JANUARY 3, 2003  JANUARY 2, 2004  DECEMBER 31, 2004
                            -----------------  -----------------  ---------------  ---------------  -----------------
Ratio of earnings to fixed
charges(1)                         3.18              1.72              2.93             3.13              4.97

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(1) Earnings represent income before taxes, excluding equity investment income relating to Anixter Receivables Corporation prior to consolidation at the end of the third quarter 2004, plus fixed charges. Fixed charges consist of (i) interest on all indebtedness and amortization of debt discount and deferred financing fees, (ii) capitalized interest and (iii) interest factor attributable to rentals. As a result of our adoption of Statement of Financial Accounting Standards No. 145 on January 4, 2003, any gain or loss from the extinguishment of debt is classified as income or loss from continuing operations rather than as an extraordinary item. As a result, the earnings in the above ratio for the fiscal year ended January 3, 2003 and prior periods have been revised to include any loss on extinguishment of debt.